Exhibit 99.1

American Spectrum Realty Enters into Contracts for Third Party Management and Leasing for Four Properties

HOUSTON--(BUSINESS WIRE)--June 29, 2009--American Spectrum Realty, Inc. (NYSE AMEX:AQQ), a real estate investment, management and leasing company, headquartered in Houston, Texas, stated today that American Spectrum Realty Management, Inc., its wholly-owned subsidiary, had entered into contracts for third party management and leasing for four properties currently owned by Stone Mountain Properties. The four office properties owned by Stone Mountain total 417,959 square feet, three of which are located in Houston, Texas.

Stone Mountain Properties is headquartered in Houston, Texas, and in addition to its commercial portfolio owns more than 2,500 apartment units in Houston. The contracts with Stone Mountain are for a one-year term and can be terminated by either party upon 30 days' notice.

American Spectrum Realty Management, Inc. was also recently awarded the management and leasing contract for Park Plaza, a 68,500-square-foot retail center located on the Grand Parkway in Katy, Texas.

The third party property management and leasing program was started to generate additional income without the heavy capital cost for acquisitions. Currently American Spectrum Realty Management, Inc. leases approximately 620,525 square feet of office, retail and industrial projects for third parties, including the recent contracts mentioned above. American Spectrum Realty Management, Inc. plans to continue to aggressively pursue third party management and leasing opportunities in its core markets of California, Texas and Arizona.

American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200